Exhibit 5.1

March 3, 2026

Cellebrite DI Ltd.
94 Shlomo Shmelzer Road
Petah Tikva 4970602, Israel

RE: Registration on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel to Cellebrite DI Ltd., an Israeli company (the “Company”), in connection with its filing with the Securities and Exchange Commission of a registration statement on Form S-8 on or about March 3, 2026 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of, with respect to the Company’s ordinary shares, NIS 0.00001 par value per share (the “Ordinary Shares”), 1,045,104 additional Ordinary Shares reserved for issuance under the Cellebrite DI Ltd. 2021 Employee Share Purchase Plan (the “ESPP”).

In our capacity as counsel to the Company, and in addition to reviewing the Registration Statement, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s (i) Amended and Restated Articles of Association (the “Articles”), (ii) the ESPP, (iii) resolutions of the Company’s board of directors and (iv) other statements of corporate officers and other representatives of the Company and other documents provided to us by the Company as we have deemed necessary or appropriate as a basis for this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to this opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s board of directors, which have been provided to us, are true and accurate and prepared in accordance with the Company’s Articles and all applicable laws.

We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the Ordinary Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the ESPP, pursuant to agreements with respect to the ESPP and, as the case may be, pursuant to the terms of the awards that have been or may be granted under the ESPP, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar | Law Offices